Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-116975 on Form S-4/A, Registration Statements No. 333-65244 on Form S-3, No. 333-105019 on Form S-8, and No. 333-117090 on Form S-3, of Lennar Corporation of our report dated February 27, 2004, except for that portion of Note 17 relating to the senior floating-rate notes due 2009 as to which the date is August 20, 2004, on the consolidated financial statements of Lennar Corporation and subsidiaries appearing in this Current Report on Form 8-K/A of Lennar Corporation dated October 28, 2004.

/s/ Deloitte & Touche LLP

Miami, Florida

October 28, 2004